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                                                                  EXHIBIT 4

                                                    August 4, 1997

Dear Stockholder:

  By now you should have received the Offer to Purchase dated July 29, 1997 relating to the offer (the "Offer") of NPB Acquisition Corp., a Delaware corporation ("Merger Sub") and wholly-owned subsidiary of Mallinckrodt Inc., a New York corporation ("Purchaser"), to purchase all of the outstanding shares of Common Stock, par value $.001 per share, of Nellcor Puritan Bennett Incorporated, a Delaware corporation (the "Company"), including the associated rights to purchase Series A Junior Participating Preferred Stock at a purchase price of $28.50 per share, net to the seller in cash, upon the terms and conditions set forth in such Offer to Purchase as amended from time to time. You should have also received related materials including a Letter of Transmittal for use in tendering your shares and a copy of the Company's Solicitation/Recommendation Statement of Schedule 14D-9.

  As set forth in the Offer to Purchase, any questions or requests for assistance, or for additional copies of the Offer to Purchase and the Letter of Transmittal, should not be directed to the Company. Instead, please address all such question and requests directly to the Information Agent or the Dealer Managers at the following telephone numbers and locations: Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, telephone (banks and brokers) (212) 440-9800, (all others) (800) 223-2064; and Goldman, Sachs &
Co., 85 Broad Street, New York, New York 10004, telephone (800) 323-5678.

  Please note that the Offer is currently scheduled to expire at 12:00 O'CLOCK MIDNIGHT NEW YORK CITY TIME ON MONDAY, AUGUST 25, 1997 unless the Offer is extended as set forth in the Offer to Purchase, not on Tuesday, August 26th as stated in the transmittal letter accompanying the Company's Schedule 14D-9.

                                          Nellcor Puritan Bennett Incorporated

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